Exhibit 3.2

Avangrid, Inc.

Amended and Restated By-Laws

December 23, 2024

PREAMBLE

These amended and restated by-laws of Avangrid, Inc., a New York corporation (the “Corporation”), effective as of December 23, 2024 (these “Bylaws”), are subject to, and governed by, the Business Corporation Law of the State of New York (the “BCL”) and the certificate of incorporation of the Corporation then in effect (the “Certificate of Incorporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the BCL or the provisions of the Certificate of Incorporation, such provisions of the BCL or the Certificate of Incorporation, as the case may be, will control.

The Corporation is a subholding company of the multinational group of companies of which IBERDROLA, S.A. is the controlling member (the “Group” or the “Iberdrola Group”). The Corporation is included within the Group’s decentralized corporate structure as a subholding company, with the duty of complementing the strategic supervision, organization and coordination by IBERDROLA, S.A., as the controlling member of the Group, of the head of business companies in which it has an interest, disseminating, implementing and ensuring compliance with policies, strategies and general guidelines at the Group level based on the characteristics and unique aspects of the respective territories, countries and businesses in which said head of business companies are present, contributing to their global integration within the Group and within its Business Model, as defined in its Governance and Sustainability System.

The Corporation, as subholding company of the Group in the United States, shares with its sole shareholder the concept of the corporate interest, which is understood as the common interest of all persons owning shares of an independent company, with its own distinct bylaw-based identity, focused on creating comprehensive (economic, environmental, social and governance) and sustainable value by engaging in the activities included in its corporate object, taking into account the other Stakeholders related to its business activity and consistently with its institutional reach, in accordance with the Purpose and Values of the Iberdrola Group and with the commitments made in its Code of Business Conduct and Ethics.

ARTICLE ONE. THE SHARE CAPITAL AND THE SHARES; SHAREHOLDERS

Section 1.1. The Share Capital: Record of Shareholders

a.

Share Capital. The authorized share capital of the Corporation may be increased or decreased by resolution of the board of directors of the Corporation (the “Board”), subject to approval of an amendment of the Corporation’s Certificate of Incorporation by the shareholders of the Corporation (the “Shareholders”) and the other requirements established for such events under the BCL.

b.

Record of Shareholders. The shares will be recorded in a book of registered shares kept at the office of the Corporation or at the office of its transfer agent or registrar, and the Board is entitled to issue an aggregate certificate to include all the shares held by any Shareholder as permitted under New York law.

Section 1.2. Shareholder Action

a.

Shareholder Action. The Shareholder shall annual elect the members of the Board (the “Directors”) and transact of such other business as may properly be brought before the meeting at a meeting within or without the State of New York at a location as determined by the Board or the Shareholder, including, without limitation, telephonically and/or by internet access, on such date and time as may be fixed by the Board or without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the Shareholder.

b.

Record Date. For the purpose of determining a record date pursuant to the BCL, the Board may fix, in advance, a date as the record date for such purposes which shall not be more than sixty (60) nor less than ten (10) days before such.

c.

Presiding Officer and Secretary. At any meeting of the Shareholder, if neither the Chairperson or a Vice Chairperson of the Board nor the CEO nor a person designated by the Board to preside at the meeting shall be present, the Shareholder shall appoint a presiding officer for the meeting. If neither the Secretary nor an Assistant Secretary be present, the appointee of the person presiding at the meeting shall act as secretary of the meeting.

d.

Voting. Unless otherwise provided by applicable law or in the Certificate of Incorporation, the Shareholder may vote in person, by written action, or by proxy for each share of the capital stock having voting power held by such Shareholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of the Shareholder need not be by written ballot.

ARTICLE TWO. OFFICERS, AGENTS AND EMPLOYEES

Section 2.1. Structure of the Corporation’s Management

a.

Powers and Duties of the Board. The business and affairs of the Corporation will be managed under the direction of the Board. The duties and powers of the Board are delineated in the Corporate Governance Guidelines of the Board of Directors of Avangrid, Inc (the “Corporate Governance Guidelines”), dated as of the date hereof.

b.

Officers. The officers of the Corporation shall include a Secretary, and may also include a Chief Executive Officer, one or more Vice Presidents, and one or more Assistant Secretaries, and such other officers as the Board may from time-to-time designate. All officers shall hold office until their successors shall have been appointed by the Board or until such officer’s death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Any two or more offices may be held by the same person. Any officer, agent or employee of the Corporation may be removed by the Board with or without cause. Such removal without cause shall be without prejudice to such person’s contract rights, if any, but the appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights. The compensation of officers, agents and employees appointed by the Board shall be fixed by the Board, but this power may be delegated by the Board to any officer, agent or employee as to persons under the officer’s direction or control. The Board may require any officer, agent or employee to give security for the faithful performance of their duties. All officers as between themselves and the Corporation shall have such authority and perform such duties in the management of the Corporation as may be determined by the Board consistent with these Bylaws.

c.	Powers and Duties of the Chief Executive Officer. If a CEO is appointed, such appointment shall be made by the Board and shall have such powers and perform such duties as the Board may prescribe.

d.	Powers and Duties of Vice Presidents. Each Vice President shall have such powers and perform such duties as the Board or the CEO may prescribe.

e.

Powers and Duties of the Secretary. The Secretary shall have charge of the minutes of all proceedings of the Shareholders and of the Board and such powers and duties as generally are incident to the position of Secretary or as may be assigned by the Board.

f.

Powers and Duties of Assistant Secretaries. In the absence or inability of the Secretary to act, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall be conclusive evidence of the Assistant Secretary’s power to act. An Assistant Secretary shall also perform such other duties as the Secretary or the Board may assign.

g.

Powers and Duties of Other Officers. The Board may appoint other officers and agents for any group, division or department into which the Corporation may be divided by the Board, with titles and powers as the Board may from time to time deem appropriate. All such officers and agents shall receive such compensation, have such tenure, and exercise such authority as the Board may specify.

ARTICLE THREE. THE BOARD OF DIRECTORS

Section 3.1. Election, Number, Composition, types and Competencies of the Board of Directors

a.

Number and Election of Directors. The Board will consist of a minimum of three (3) Directors and a maximum of ten (10). The Directors shall be elected by an affirmative vote by a majority of the votes cast by the shares at the time entitled to vote on such election, subject to applicable laws and these Bylaws. The term of office of each Director shall be from the time of such Director’s election and qualification until the Annual Meeting of Shareholders next succeeding his or her election and until his or her successor shall have been elected and shall have qualified. The membership of the Board will at all times comply with the requirements of applicable law. The number of Directors may be changed at any time and from time to time by vote of the Shareholders entitled to vote for the election of Directors, or, in the absence of a Shareholder designation, at any meeting of the Board by the vote of a majority of the entire Board, except that no decrease shall shorten the term of any incumbent Director.

b.

New Directorships and Vacancies. Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board during the term of office, including, without limitation, the removal of Directors by the Shareholders without cause or Director resignation, may be filled either by vote of the Shareholders or by vote of the Directors. In the event of one or more newly created directorships resulting from a vacancy occurring in the Board during the term of office due to the removal of one or more Director by the Shareholders with cause, such directorships will be filled by vote of the Shareholders. If the number of Directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the Directors then in office or by majority vote of the Shareholders at any Annual or Special Meeting of the Shareholders. Such the filling of such newly created directorships or vacancies will be subject to Shareholder approval at the next Annual Shareholder Meeting.

c.

Resignation and Removal. A Director may resign from their office at any time by delivering a resignation in writing to the Corporation, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any or all of the Directors may be removed, for cause or without cause, by vote of the Shareholders. Any Director may be removed for cause by action of the Board.

Section 3.2. Types of directors

a.	Directors shall be designated in accordance with the following categories:

•	Executive directors: those who perform management duties within the Corporation, whatever the legal relationship the director maintains therewith.

•	Non-executive, non-external directors: those who represent a direct or indirect shareholder and who do not have the status of executive directors.

•

External directors: those who do not perform management duties within the Corporation or represent the sole shareholder and could carry out the duties thereof without being constrained by relationships with the Corporation, with any other company of the Group, or with the directors, significant shareholders or members of management thereof.

b.

The designation of a Director shall not affect the autonomy that such Director must perform the duties of the position and such Directors director’s duties of care, loyalty, confidentiality, and faithfulness to the Corporation.

Section 3.3. Positions on the Board

a.

Chairperson. The Board will elect a Chairperson from among its members. The Chairperson shall preside at all meetings of the Board at which they are present and shall perform such other duties as set forth in the Corporate Governance Guidelines.

b.

Vice Chairperson. The Board may elect a Vice Chairperson from among its members to be proposed by the Chairperson. Each Vice Chairperson of the Board (if there be any) shall have such powers and perform such duties as the Board may prescribe. In the absence or disability of the Chairperson of the Board, the Vice Chairperson of the Board who has served in that capacity for the longest time and who shall be present and able to act, shall perform all the duties and exercise all the powers of the Chairperson of the Board that follows from their capacity as Director of the Corporation.

Section 3.4 Meetings of the Board

a.

Meetings. The Board shall meet with the frequency that the Chairperson of the Board deems appropriate, and at least once per quarter. Prior to the commencement of each financial year, the Board shall set a schedule for its regular meetings, which may be changed by resolution of the Board itself or by decision of the Chairperson. Meetings of the Board, regular or special, may be held at any place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as the Board from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof. Any one or more members of the Board or of any committee of the Board may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to be duly recognized by the secretary, to hear each other at the same time, to participate in the meetings and to cast their vote. Participation by such means shall constitute presence in person at any such meeting of the Board or committee thereof. The Board may fix times, places and agenda for regular meetings of the Board and no notice of such meetings need be given, unless ulteriorly changed. Special meetings of the Board shall be held whenever called by the Chairperson or by at least one-third of the Directors then in office. Notice of each such meeting and any information deemed necessary shall be given by the Secretary or by a person calling the meeting to each Director though the director’s website, by e-mail or by any other medium that provides verification thereof by mailing the same not later than the third day before the meeting, except for meetings that must be called on an urgent basis due to the issues to be discussed. Unless otherwise justified, the call to meeting shall always include the agenda for the meeting and shall be accompanied by any information deemed necessary. Notice of a meeting need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting prior to conclusion of the meeting, the lack of notice to them.

b.

Written Consent of Directors in Lieu of a Meeting. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee consent in writing through the director’s website or by electronic submission to the adoption of a resolution authorizing such action. Each resolution so adopted and the written consents thereto by the members of the Board or such committee shall be filed with the minutes of the proceedings of the Board or such committee.

c.

Quorum and Voting. A majority of the entire Board shall constitute a quorum for the transaction of any business. Except as otherwise provided by law or the Certificate of Incorporation or these Bylaws, the vote of a majority of the Directors present at a meeting at the time of the vote, if a quorum is present at such time, shall be the act of the Board, but a majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. No notice of any such adjournment need be given. The resolutions will be passed by majority of the Directors present at the meeting, except when applicable law provides for a higher majority. In the event of a tie in voting, the Chairperson of the Board will have the deciding vote.

Section 3.5 Formalization of the Resolutions

The deliberations and the resolutions of the Board will be recorded in the minute book and will be signed by the Chairperson and the Secretary, or whosoever has the authority to act in their stead. The certifications, total or partial, necessary to evidence the resolutions of the Board, will be issued and signed by the Secretary or the Assistant Secretary of the Board.

Section 3.6. Committees of the Board. Internal Audit and Risk Division and Compliance Unit

a.

Committees. The Board, by resolution adopted by a majority of the entire Board, shall create and maintain a permanent Audit and Compliance Committee and may create such other committees as determined by the Board. Unless otherwise required under applicable law or the respective charter of such committee, each committee shall be composed of one or more Directors designated by the Board and shall have duties set forth in its own charter. The charters will establish the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and the committee reporting to the Board.

b.

Audit and Compliance Committee. Notwithstanding the foregoing, the Audit and Compliance Committee shall be composed of a minimum of three (3) and a maximum of five (5) Directors appointed by the Board. The Audit and Compliance Committee will have a chair and a Secretary who should not have the status of Director, appointed by the Board. Unless otherwise resolved by the Board, Directors who are members of the Audit and Compliance Committee shall remain such position for as long as their appointment as directors of the Corporation remains in effect. The renewal, re-election and removal of the members of the Audit and Compliance Committee shall be governed by resolution of the Board.

c.

The Corporation’s Audit and Compliance Committee, as well as the Internal Audit and Risk Division and the Compliance Unit, shall perform their duties with full autonomy, without prejudice to the establishment of a suitable framework of reporting and cooperation regarding the performance of their duties with the Audit and Risk Supervision Committee, the Sustainable Development Committee, the Internal Audit and Risk Division and the Compliance Unit of IBERDROLA, S.A., as the controlling member of the Group.

d.

The organisation and operation of the Audit and Compliance Committee shall be governed not only by the provisions of this article but also by the Charter of the Audit and Compliance Committee, the approval or amendment of which is within the purview of the Corporation’s Board, upon a proposal of the chair thereof or the chair of the Committee.

Section 3.7. Duties and Powers of the Board

a.

General Duties. Each Director shall perform their duties as a Director, including duties as a member of any committee of the Board upon which they may serve, complying with the duties imposed by law and the Governance and Sustainability System, in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances, taking into account the nature of the office and the duties assigned to each of them.

b.

Confidentiality. Directors must maintain confidentiality in respect of the deliberations of the Board and of the committees of which they are members, as appropriate, and, in general, they will not disclose information, data, reports or background information to which they have had access in the performance of their position, or use such items for their own benefit or for the benefit of any third party, without prejudice to the transparency and reporting obligations imposed by applicable legislation. The Directors’ obligation to maintain confidentiality will remain valid even after they cease to be directors and must return all corporate documentation to which they have had access in the performance of their duties, including information stored in any corporate or personal medium or device, and must expressly confirm at the request of the Corporation that they have complied with this obligation. The Directors shall not disclose confidential operational information or confidential market information related to the transmission and distribution systems of the Corporation’s regulated utilities to unregulated affiliates, unless applicable regulations and circumstances allow for such information sharing. Said duty shall not obstruct the normal flow of information between the Corporation and the other companies of the Group within the framework of the general strategic and management guidelines established by IBERDROLA, S.A. as a controlling member of the Group in the interest of all companies within the Group, without prejudice to the obligations arising from applicable legal provisions.

c.

Conflicts of Interest. Directors must adopt the measures necessary to avoid entering into conflicts of interest pursuant to the provisions of law and the Corporate Governance Guidelines. A conflict of interest shall be deemed to exist in those situations provided by law, and particularly when the interests of the director, either for their own or another’s account, directly or indirectly conflict with the interest of the Corporation or of companies within the Group and with their duties to the Corporation. An interest of the director shall exist when the matter affects the director, or a person connected thereto. Subject to applicable law, no Director of the Corporation shall be deemed to have an interest in any transaction solely as a result of such transaction being entered into with an affiliated entity where such Director serves as a Director or officer and does not otherwise have any personal interest in the transaction.

d.	Remuneration. Directors may receive compensation for their services as Directors in such form and amounts and at such times as may be prescribed from time to time by the Board.

e.

Experts. In performing their duties, a Director shall be entitled to rely on information, opinions, reports or statements including financial statements and other financial data, in each case prepared or presented by: (i) one or more officers or employees of the Corporation or any of its affiliates; (ii) counsel, public accountants, or other persons as to matters which the Director believes to be within such person’s professional or expert competence; and (iii) committee of the Board upon which the Director does not serve as to matters within its designated authority. A request for the engagement of an expert will be made through the Chairperson or the Secretary of the Board, who may make it conditional on authorization first being obtained from the Board, which may be denied by the Board.

ARTICLE FOUR. MISCELLANEOUS

Section 4.1 Financial Year

The financial year of the Corporation will begin on 1 January of each year and close on 31 December of each year.

Section 4.2 Indemnification

a.

Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that they is or were a Director or officer of the Corporation or is or was serving at the request of the Corporation, while a Director or officer of the Corporation, as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise that is a subsidiary of the Corporation or at the request of the Corporation, against losses, costs and expenses (including, without limitation, fines, penalties and attorneys’ fees) actually and reasonably incurred by them in connection with the defense, resolution or settlement of such Proceeding, if they acted in accordance with the Certificate of Incorporation and these Bylaws or otherwise acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Corporation, and shall further indemnify such person to the extent that a New York State court or the court in which such action or suit was brought may determine upon application that, despite any adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity which a New York State court or such other court shall deem proper; provided, however, that, except with respect to Proceedings to enforce rights to indemnification pursuant to this Section 4.2, the Corporation shall indemnify a Director or officer of the Corporation in connection with a Proceeding (or part thereof) initiated by such Director or officer against the Corporation or any of its affiliates only if such Proceeding (or part thereof) was authorized by the Board.

b.

Advancement of Expenses. Expenses incurred by a person entitled to indemnification pursuant to Sub-Section 1 above in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation pursuant to this Section 4.2.

c.

Other Indemnification. The indemnification and advancement of expenses provided by or granted pursuant to this Section 4.2 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office.

d.

Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Section 4.2.

e.

Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 4.2 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

f.

Other Indemnitees. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to advancement of expenses, to any employee or agent of the Corporation to the maximum extent of the provisions of this Section 4.2 with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

g.

Construction. For the purposes of this Section 4.2, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 4.2 with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

h.

Powers. This Section 4.2 shall be construed to give the Corporation the broadest power permissible by the BCL, as it now stands and as heretofore amended. Any amendment, modification or repeal of this Section 4.2 (or any part thereof) shall not adversely affect any right or protection of any person pursuant to this Section 4.2 in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 4.3 Amendments

These Bylaws may be adopted, amended or repealed by vote of the Shareholders.

Section 4.4 Dividends

Dividends upon the capital stock of the Corporation may be declared by the Board at any regular or special meeting, pursuant and subject to applicable law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of applicable law.

Section 4.5 Transferring the Shares; Replacement of Lost, Stolen or Destroyed Certificates

a.

Stock Certificates. Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, in the name of the Corporation, the Chairperson or a Vice Chairperson, or the CEO, or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by them or it in the Corporation; provided that the Board may provide by resolution or resolutions that some or all of the capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in a form approved by the Board. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if they were such officer, transfer agent or registrar at the date of issue.

b.

Replacement of Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate for shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate. The Board may require such owner to satisfy other reasonable requirements.

c.

Transferring the Shares. The shares of the Corporation may be transferred to any person, in accordance with the laws of New York and any other applicable law or regulation. Transfers of shares on the record of the Shareholders of the Corporation shall be made only upon surrender to the Corporation of the certificate or certificates for such shares, duly endorsed or accompanied by proper evidence of succession assignment or authority to transfer, or, in the event of uncertificated shares, upon notice to the Corporation.

Section 4.6 Offices

The Corporation may have offices at such places, both within and without the State of New York, as the Board may from time to time determine or the business of the Corporation may require.

Section 4.7 Seal

The seal of the Corporation shall be circular in form and contain the name of the Corporation, the words “Corporate Seal” and “Maine” and the year the Corporation was formed in the center. The Corporation may use the seal by causing it or a facsimile to be affixed or impressed or reproduced in any manner.

Section 4.8 Governing Law. Forum for Resolution of Disputes

a.

Governing Law. These Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of New York, without regard to its conflict of laws principles or rules that would mandate the application of the laws of any other jurisdiction.

b.

Forum. Unless the Corporation expressly consents in writing to the selection of an alternative forum, the state courts of the State of New York located in New York County shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCL or the Certificate of Incorporation or these Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.